UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2011

COINSTAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22555	94-3156448
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 – 114th Avenue SE

Bellevue, Washington 98004

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (425) 943-8000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 9, 2011, Coinstar, Inc. (“Coinstar”) and Sigue Corporation (“Buyer”) completed the transactions contemplated by the Stock Purchase Agreement dated as of August 23, 2010, as amended by and among Coinstar, CUHL Holdings Inc., a wholly-owned subsidiary of Coinstar (“CUHL”), Coinstar E-Payment Services Inc., a wholly-owned subsidiary of Coinstar (“CEPSI”), Coinstar UK Holdings Limited, a wholly-owned subsidiary of CUHL (“UK Holdings” and, together with CEPSI, the “Companies”), and Buyer (the “Purchase Agreement”), to sell the Companies which comprise Coinstar’s money transfer business (the “Money Transfer Business”).

Pursuant to the Purchase Agreement, Coinstar sold 100% of the outstanding shares of capital stock of CEPSI and CUHL sold 100% of the issued share capital of UK Holdings to Buyer, in exchange for $18 million in cash, of which a $1 million deposit was received during 2010, and a note to Coinstar from Buyer in the principal amount of $23.5 million (the “Seller Financing”). In addition, Coinstar may be required to provide an additional loan to Buyer in the principal amount of up to $5 million, under terms consistent with the Seller Financing, if Buyer is required to meet certain regulatory requirements with respect to available bank deposits within 18 months following closing. The final purchase price will be adjusted based on the net working capital as of the date of closing. Pursuant to the first amendment, entered into on May 31, 2011, the Buyer’s method of payment to Coinstar at closing relating to the revolving credit agreement between Coinstar and the Companies under which Coinstar has provided funding to the Companies (the “Swingline”) was modified. As a result of this first amendment, Coinstar contributed an additional $6 million of cash to the Money Transfer Business in exchange for a corresponding increase in the principal amount of the note from Buyer. At closing, the note balance is expected to be $29.5 million and Coinstar will receive $1.5 million in cash from Buyer for the Swingline payment.

Interest on the outstanding principal balance of the Seller Financing will accrue at 8% per annum. Payments by Buyer to Coinstar of accrued interest, commencing on January 1, 2012, along with installments of $500,000, commencing on January 1, 2013, will be due on the first day of each calendar quarter, plus a final payment of interest and all unpaid principal on June 9, 2014, the date 36 months following closing. The Seller Financing is guaranteed by certain subsidiaries of Buyer and will be secured by a first priority security interest in the equity of CEPSI and UK Holdings, as well as certain assets of certain subsidiaries of Buyer.

In connection with the disposition of the Money Transfer Business, attached hereto as Exhibit 99.1 is the unaudited pro forma consolidated financial information of Coinstar, Inc., as of the quarter ended March 31, 2011, prepared as if the disposition had occurred as of March 31, 2011.

Item 9.01 Financial Statements and Exhibits.

(b)	Pro forma financial information.

Pro forma consolidated financial information required pursuant to Article 11 of Regulation S-X is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The unaudited pro forma condensed financial information should be read in conjunction with the historical consolidated financial statements and the related notes included in Coinstar’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange (the “SEC”) on February 10, 2011 and the consolidated financial statements filed with Coinstar’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on April 28, 2011.

(d)	Exhibits.

Exhibit No.	Description

99.1	Unaudited Pro Forma Consolidated Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COINSTAR, INC.

Dated: June 9, 2011	By:	/s/ DONALD R. RENCH
Donald R. Rench
Chief Legal Officer, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
99.1	Unaudited Pro Forma Consolidated Financial Information